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                                                                    Exhibit 23.2

                              Consent of KPMG LLP

The Board of Directors
bigchalk.com, inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-99982, 333-48425, and 333-93099) on Form S-8 of Bell & Howell Company
of our report dated March 26, 2001, relating to the consolidated balance sheets of bigchalk.com, inc. and subsidiaries, as of December 31, 2000 and 1999, and the related consolidated statements of operations, equity (deficit), and cash flows for each of the years in the three-year period ended Decembrer 31, 2000, which report appears in the fiscal 2000 annual report on Form 10-K of Bell & Howell Company.


/s/ KPMG LLP

Chicago, Illinois
March 30, 2001